AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

August 31, 2007

Registration No. 333-140541

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4037641
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

101 California Street, Suite 2450

San Francisco, CA 94111

(415)-946-8828

(Address, including zip code and telephone number of Principal Executive Offices)

____________________________________

DEREK SCHNEIDEMAN

IA GLOBAL, INC.

101 CALIFORNIA STREET, SUITE 2450

SAN FRANCISCO, CALIFORNIA 94111

(415) 946-8828

(Name, address, including zip code, and telephone number, including area code,

of agent for service of each registrant)

WITH A COPY TO:

KEVIN J. LAVIN, ESQ.

ARNOLD & PORTER LLP

1600 TYSONS BOULEVARD

SUITE 900

MCLEAN, VIRGINIA 22102

(703) 720-7011

____________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	5,059,476 (1)	$0.50 (2)	$2,529,738 (2)	$270.68 (2)

(1)

The common stock being registered consists of (i) 1,812,195 shares of our common stock acquired by DJ Capital Holdings Ltd (“DJ”) on October 12, 2006 and April 5, 2007 in private transactions with PBAA Fund Limited (“PBAA”) and Inter Asset Japan Co Ltd (“IAJ”), respectively; (ii) 500,000 shares of our common stock acquired by Hitomi Fukuda on April 5, 2007 in a private transaction with DJ (iii) 258,264 shares of our common stock issued to Hitomi Fund Co Ltd on June 7, 2007 in a private placement; (iv) 289,017 shares of our common stock issued to Toshiyuki Saegusa on June 27, 2007 in private placement; and (v) 2,200,000 of our common stock acquired by IAJ in private placement transactions on November 11, 2003, November 10, 2004, April 5, 2007 and January 31, 2006. Pursuant to Rule 416 of the Securities Act such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of common stock.

(2)

The registration fee is calculated pursuant to Rule 457(c) of the Securities Act based on the last reported sale price of the registrant’s common stock, $0.01 par value, on August 28, 2007, as reported on the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2007.

PROSPECTUS

IA Global, Inc.

5,059,476 Shares of Common Stock

The shares of our common stock offered by this Prospectus includes (i) 1,812,195 shares of our common stock acquired by DJ Capital Holdings Ltd (“DJ”) on October 12, 2006 and April 5, 2007 in private transactions with PBAA Fund Limited (“PBAA”) and Inter Asset Japan Co Ltd (“IAJ”), respectively; (ii) 500,000 shares of our common stock acquired by Hitomi Fukuda on April 5, 2007 in a private transaction with DJ (iii) 258,264 shares of our common stock issued to Hitomi Fund Co Ltd on June 7, 2007 in a private placement; (iv) 289,017 shares of our common stock issued to Toshiyuki Saegusa on June 27, 2007 in private placement; and (v) 2,200,000 of our common stock acquired by IAJ in private placement transactions on November 11, 2003, November 10, 2004, April 5, 2007 and January 31, 2006. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 10 of this Prospectus.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “IAO.” On August 28, 2007, the last reported sale price for our common stock as reported on the AMEX was $0.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 31, 2007.

TABLE OF CONTENTS

Prospectus Summary	1

Description of Capital Stock	2

Risk Factors	3

Forward-Looking Statements	9

Use of Proceeds	9

Selling Shareholders	9

Plan of Distribution	10

Legal Matters	12

Experts	12

Notice Relating to this Prospectus	12

Where You Can Find More Information	12

Incorporation of Certain Documents by Reference	13

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

- i -

Prospectus Summary

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this Prospectus, “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and our Business

IA Global, Inc. (“IA Global” or the “Company”) operates as a strategic holding company with a dedicated focus on growth through mergers and acquisitions in the Pacific Rim region. In Japan, the company is a 100% owner of Global Hotline, Inc. (“Global Hotline”) an operator of major call centers for telemarketing of telecommunications and insurance products. Since our acquisition of the Global Hotline in June 2005, its business has expanded rapidly with the agreement of significant multi-year contracts with major corporations.

In Japan, the company has a 25% stake in GPlus Media Co Ltd (“GPlus”). GPlus is a Japan based corporation with offices in Tokyo, Japan, Hong Kong and Shanghai, China. The company publishes several of Japan’s best known English-Japanese websites, including GaijinPot.com, and Ecentral.com the official jobsite of the American Chamber of Commerce in Japan. GPlus also publishes CareerEngine.org, which is a powerful network of jobsites with partners who include ShanghaiExpat.com, the American Chambers of Commerce in Shanghai and Hong Kong, as well as the Canada China Business Council.

In Japan, the company has a 20.25% equity investment in Slate Consulting Co Ltd (“Slate”). Slate is a Japan headquartered Executive Search firm with operations and business entities in Tokyo, Hong Kong, Surrey, Canada; a call center in Manila, Philippines; an early stage call center in Bucharest, Romania; and British Columbia, Canada.

In Australia, the company has a 36% stake in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd, ADJ Services Pty Ltd. and Auslink Ltd (collectively, “ASFL”) which raise funds through the issuance of debentures within Australia and provide short term, secured, real property loans to businesses and investors in Australia. Through this group of companies, ASFL has created a strong financial services network leveraging its knowledge and presence in local communities to cater to a sector of the market neglected by larger financial institutions.

Corporate Information

The Company was incorporated in Delaware on November 12, 1998. The company’s executive offices are located at 101 California Street, Suite 2450, San Francisco, CA 94111, but its operations are located primarily in Japan and Australia. The company’s telephone number is (415) 946-8828 and its primary website is located at www.iaglobalinc.com. The information on our website is not a part of this Prospectus.

The Company’s Common Stock

The Company’s common stock trades on the American Stock Exchange (“AMEX”) under the symbol “IAO.”

Description of Capital Stock

Common Stock

The Company’s common stock is $.01 par value, 300,000,000 shares authorized and as of August 31, 2007, we had 153,283,906 issued and outstanding, net of 1,996,355 shares of treasury stock, held by approximately 191 stockholders of record. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

The Company’s preferred stock is $.01 par value, 5,000 shares authorized and none issued and outstanding.

We are registering for resale by the selling stockholders shares of our common stock which were issued in connection with private placement transactions with the Company that were exempt from the registration requirements of federal and state securities laws. Currently, the Company’s private placement subscription agreements provide for registration rights within ninety days of signing of the agreement. However, these shares were purchased several years ago, and the selling stockholder’s subscription agreements did not contain these provisions. Therefore, as an accommodation to the selling stockholders, the Company has agreed to register these shares.

DJ

DJ acquired 1,812,195 shares of our common stock on October 12, 2006 and April 5, 2007 in private transactions with PBAA and IAJ, respectively.

On October 12, 2006, DJ acquired 2,000,000 shares of our common stock from PBAA in a private transaction for 30,000,000 Yen or approximately $250,978 or $.125 per share.

On April 5, 2007, DJ acquired 1,000,000 shares of our common stock from IAJ in a private transaction for 30,000,000 Yen or approximately $252,453 or $0.252 per share.

On April 5, 2007, DJ sold 500,000 shares to Hitomi Fukuda in a private transaction for $110,000 or $0.25 per share.

Private Placements

On June 7, 2007, we issued 258,264 shares of our common stock to Hitomi Fund Co Ltd in a private placement for $100,000 or $.3872 per share.

On June 27, 2007, we issued 289,017 shares of our common stock to Toshiyuki Saegusa on June 27, 2007 in private placement for $100,000 or $.346 per share.

IAJ

IAJ acquired 2,200,000 shares of our common stock in various transactions.

On November 11, 2003, IAJ acquired 1,666,666 shares of our common stock in a private placement for $500,000 or $.30 per share.

On November 10, 2004, IAJ acquired 2,322,835 shares of our common stock in a private placement for $590,000 or $.254 per share.

On January 31, 2006, IAJ acquired 1,846,854 shares of our common stock from IAJ LBO Fund in a private transaction for 74,814,238 Yen or approximately $639,438 or $.35 per share.

On April 5, 2007, IAJ sold 1,000,000 shares to DJ in a private transaction for 30,000,000 Yen or approximately $252,453 or $0.252 per share.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Amended and Restated Certificate of Incorporation and Bylaws, the Delaware General Corporation Law, Share Sale Agreement dated October 12, 2006, between PBAA and DJ; Share Sale Agreement dated April 5, 2007, between IAJ and DJ; Share Sale Agreement dated April 5, 2007, between DJ and Hitomi Fukuda; Subscription Agreement dated June 7, 2007, between the Company and Hitomi Fund Co Ltd.; Subscription Agreement dated June 27, 2007, between the Company and Toshiyuki Saegusa, Stock Purchase Agreement between IAJ and IAJ LBO Fund, dated January 31, 2006; Subscription Agreement dated November 6, 2003, between the Company and IAJ; and the Subscription Agreement dated November 9, 2004, between the Company and IAJ.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 5,059,476 shares of our common stock that may be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 12 of this prospectus.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of the Company’s common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements” on page 9.

Risks Related to our Business

OUR CONTROLLING SHAREHOLDER GROUPS HAVE SUBSTANTIAL INFLUENCE OVER OUR COMPANY

As of August 31, 2007, IAJ LBO Fund, PBAA, Terra Firma, IAJ, IA Turkey,Hiroki Isobe, Kyo Nagae (collectively, the “Controlling Shareholders”) and Derek Schneideman collectively hold approximately 50.6% of our common stock. The share ownership percentages excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority, 11,000,018 shares of our common stock issuable upon conversion of the convertible debentures and 1,996,355 shares of treasury stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”). Hiroki Isobe and Kyo Nagae control each of our Controlling Shareholders. In addition, Mr. Schneideman in his capacity as Chairman and CEO of the company had sole voting power and dispositive power with respect to 76,276,337 shares of common stock for all the company’s 2007 shareholder meetings pursuant to a proxy granted on April 18, 2007. These shares of common stock in total represent approximately 50.6% of the outstanding common stock of the company.

IAJ has the ability to cause a change of control of our board of directors by electing candidates of its choice to the board at a stockholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other stockholders may vote. Further, under Delaware law, IAJ has significant influence over our affairs, including the power to cause, delay or prevent a change in control or sale of the company, which in turn could adversely affect the market price of our common stock.

As of August 31, 2007, the previous stockholders of ASFL control approximately 28.5% of our common stock.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES COULD DEPRESS THE PRICE OF OUR STOCK.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of August 31, 2007, 153.3 million shares of common stock were outstanding. Significant shares are held by our principal stockholders and other company insiders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”) of the company, our principal stockholders and other company insiders may only sell their shares of common stock in the public market in compliance with Rule 144, including the volume limitations therein.

OUR STOCKHOLDER’S EQUITY MUST EXCEED $6 MILLION TO MAINTAIN OUR LISTING ON THE AMERICAN STOCK EXCHANGE

As of August 31, 2007, we are in compliance with the AMEX continued listing standards with stockholders’ equity in excess of $6 million and our common stock trades on AMEX. To maintain this listing, we must maintain stockholders’ equity of $6 million.

We anticipate that we will be maintaining our AMEX listing. However, if our common stock were to be de-listed by AMEX, we expect that our shares would continue to be traded as a bulletin board stock. If we do not maintain our AMEX listing it would materially affect the ability of our stockholders to dispose of their shares, reduce the liquidity of their investment and affect our ability to obtain financing to support future operations and acquisitions.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

• Quarterly variations in our operating results,

• Sale of a significant number of our common stock by shareholders,

• Announcements by us regarding significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, liquidity, and our AMEX listing,

• Issuance of convertible or equity securities for general or merger and acquisition purposes,

• Issuance of debt or convertible debt for general or merger and acquisition purposes,

• Investor relation activities,

• Announcements of technological innovations,

• New product introductions by us or our competitors,

• Competitive activities,

• Additions or departures of key personnel,

• Issuance of loans to customers or related or affiliated parties,

• General market and economic conditions,

• Defending significant litigation, and

• Foreign exchange gains and losses.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. Factors like this could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR LOSSES IN THE FUTURE.

We have experienced net losses since inception. While we expect to be profitable in 2008, there can be no assurance that we will achieve or maintain profitability.

WE ARE EXPOSED TO CHANGES IN THE TELECOMMUNICATION AND INSURANCE INDUSTRIES.

The Japanese telecommunications market is experiencing significant growth due to recent regulatory changes that now permit individuals and companies to choose their preferred telephone service provider. Global Hotline may be affected by the following factors that would impact its ability to operate as a telemarketer of telecommunications and insurance products in Japan.

• Its contracts with telecommunication and insurance companies may not be renewed;

• The cost to hire and train staff to startup new contracts;

• Increased usage of wireless technology for telephone and internet usage;

• Passing of new or changes in existing legislation;

• Impact of privacy laws;

• New competitors;

• Decreased pricing;

• Changes in the availability of employees or wages paid to employees to operate the call centers; and

• Loss of key personnel.

In addition, the Global Hotline business has a concentration of customers with five customers. Our business is dependent upon our ability to operate efficiently by maintaining tight control on cash flows. Any change in these factors could adversely affect our ability to achieve the contract rates and to operate as a telemarketer of telecommunications and insurance products in Japan. This could result in a repayment of cash paid under the contracts, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE ARE EXPOSED TO CHANGES IN THE AUSTRALIAN FINANCE INDUSTRY

The Australian finance industry is experiencing significant change. We own 36% of ASFL which raises funds through the issuance of debentures in Australia and provides short term, secured, real property loans to businesses or investors in Australia. ASFL may be affected by the following factors that would impact its ability to operate as a short term lender in Australia.

• Risks related to mortgage lending, including customers may not be able to repay the loans, the value of the underlying security may decline, ASFL is reliant on property valuations to ensure collectibility of the loans and we are reliance on customers maintaining adequate insurance on the real property;

• Passing of new or changes in existing legislation that may limit or eliminate debentures;

• Market perception of ASFL and ASFL’s competitors can have a major impact on the ability to raise funds from debentures. Any negative perception of high defaults or inability to service debt or potential bankruptcy or liquidation by other players in the industry can have an impact on ASFL’s reputation as well;

• ASFL’s license could be terminated;

• ASFL may not be able to raise sufficient funds from debentures to adequately fund the business;

• General economic conditions and changes in interest rates;

• The loan portfolio is concentrated in a small number of significant loans;

• New competitors;

• Decreased pricing;

• Decreased market demand for high interest loans;

• Litigation risk;

• ASFL could default on its debentures; and,

• Loss of key personnel.

The ASFL business is also dependent upon their ability to operate efficiently by maintaining tight control on cash flows and raising funds from debentures. Any change in these factors could adversely affect our ability to operate as a short term lender in Australia. This could have a material adverse effect on ASFL’s business, prospects, financial condition and results of operations.

WE WILL NEED ADDITIONAL FINANCING TO SUPPORT OUR OPERATIONS AND ACQUIRE BUSINESSES.

We will need to obtain additional financing in order to continue our current operations, including the cash flow needs of Global Hotline and its subsidiaries, to acquire businesses, make equity investments and maintain the $6 million in stockholder’s equity required to maintain our AMEX listing. There can be no assurance that we will be able to secure additional funding, or that if such funding is available, whether the terms or conditions would be acceptable to us, from our major shareholders or otherwise.

Moreover, if we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it is likely that it will result in substantial dilution to our current stockholders.

WE WILL ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. As part of our business strategy, we completed acquisitions during early 2004, August 2004, March 2004, June 2004 and June 2005; we invested in a joint venture in July 2004; we made an equity investment in October 2006; we sold businesses in December 2004, May 2005, July 2005 and April 2006; and we divested a joint venture interest in October 2004. Such transactions are accompanied by a number of risks, including:

• Use of significant amounts of cash,

• Potentially dilutive issuances of equity securities on potentially unfavorable terms,

• Incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets, and

• The possibility that we may pay too much cash or issue too much of our stock as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:

• Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration,

• Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

• The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

• The need to implement controls, procedures and policies appropriate for a public company that may not have been in place in private companies, prior to acquisition,

• The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration, and

• The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

• Effectively transfer liabilities, contracts, facilities and employees to any purchaser,

• Identify and separate the intellectual property to be divested from the intellectual property that we wish to keep,

• Reduce fixed costs previously associated with the divested assets or business, and

• Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

THE COMPANY WAS EXPOSED TO LEGAL CLAIMS.

We have been exposed to various legal matters during 2004 to 2007.

We have not provided for a provision in these litigation matters in our financial statements. There are no other pending legal proceedings that if adversely determined would have a material adverse effect on our business or financial condition.

OUR CUSTOMER BASE IS CONCENTRATED.

Global Hotline has contracts with major Japanese telecommunications companies and major United States insurance companies. The loss of these contracts would have a material adverse impact on Global Hotline’s ability to produce revenue.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

WE ARE EXPOSED TO FOREIGN CURRENCY GAINS AND LOSSES.

The majority of our operations are located in Japan and we have an equity investment on Australia. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen, Australian Dollar and US Dollar would have a material adverse or positive effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO COMPETITIVE PRESSURES.

We face competition from entities that provide competing call center operations, including entities that resell telephone and broadband lines and insurance products in Japan. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse or positive effect on our business, prospects, financial condition and results of operations.

The above risk factors should be considered carefully in addition to the other information in this prospectus and information incorporated herein by reference before purchasing the securities offered hereby except for the historical information contained herein or incorporated herein by reference, the discussion in this prospectus or incorporated by reference into this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions the cautionary statements made in this prospectus and incorporated by reference herein should be read as being applicable to all related forward-looking statements wherever they appear in or are incorporated herein by reference into this prospectus our actual results could differ materially from those discussed here or incorporated herein by reference factors that could cause or contribute to such differences include those discussed above, as well as those discussed elsewhere herein or incorporated herein by reference.

Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this Prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of common stock. We will receive no proceeds from the sale of shares of common stock in this offering.

Selling Shareholders

The following table sets forth the number of shares owned by each of the selling shareholders who acquired their common shares of our common stock offered by this Prospectus related to (i) 1,812,195 shares of our common stock acquired by DJ on October 12, 2006 and April 5, 2007 in private transactions with PBAA and IAJ, respectively; (ii) 500,000 shares of our common stock acquired by Hitomi Fukuda on April 5, 2007 in a private transaction with DJ: (iii) 258,264 shares of our common stock issued to Hitomi Fund Co Ltd on June 7, 2007 in a private placement; (iv) 289,017 shares of our common stock issued to Toshiyuki Saegusa on June 27, 2007 in private placement; and (v) 2,200,000 of our common stock acquired by IAJ in private placement transactions on November 11, 2003, November 10, 2004, April 5, 2007 and January 31, 2006.

As of August 31, 2007, IAJ LBO Fund, PBAA, Terra Firma, IAJ, IA Turkey, Hiroki Isobe, Kyo Nagae (collectively, the “Controlling Shareholders”) and Derek Schneideman collectively hold approximately 50.6% of our common stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Hiroki Isobe and Kyo Nagae control each of our Controlling Shareholders.

No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this Prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

		Percentage of	Total Shares
	No. of	Outstanding	Registered
Name of Selling Shareholder	Shares Owned	Shares (1)	For Sale
DJ Capital Holdings Limited	1,812,195	1.2%	1,812,195
Hitomi Fukuda	500,000	*	500,000
Hitomi Fund Co Ltd	258,264	*	258,264
Toshiyuki Saegusa	289,017	*	289,017
Inter Asset Japan Co Ltd	2,200,000	1.4%	2,200,000

(1) The share ownership percentages described in this Form S-3 excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 11,000,018 shares issuable upon exercise of $3,300,000 of convertible promissory notes.

* Less than 1%.

Plan of Distribution

We are registering the 5,059,476 shares of our common stock to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this Prospectus. We are registering the common stock to fulfill our obligations with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are permitted to suspend the use of this Prospectus in connection with sales of the shares of our common stock offered under this Prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

Legal Matters

Arnold & Porter LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2006 and 2005 have been so incorporated in reliance on the report of Sherb & Co., LLP, independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

Notice Relating to this Prospectus

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by the Company or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Where You Can Find More Information

The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. You may also find information about us at our website: www.iaglobalinc.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and 8-K/A, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

You should rely only on the information contained in this Prospectus. Neither the Company nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you be referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.            Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007.

2.            Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2007 filed on May 15, 2007 and June 30, 2007 filed on August 20, 2007.

3.             Current Reports on Form 8-K or 8-K/A filed with the SEC on January 3, 2007; January 12, 2007; January 16, 2007; January 17, 2007; January 18, 2007; January 29, 2007; January 31, 2007; February 13, 2007; February 27, 2007; March 2, 2007; March 7, 2007; March 26, 2007; March 29, 2007; March 30, 2007; April 5, 2007; April 11, 2007; April 20, 2007; April 23, 2007; April 30, 2007; May 2, 2007; May 4, 2007; May 24, 2007; June 8, 2007; June 11, 2007; June 18, 2007; June 21, 2007; June 25, 2007; July 6, 2007; July 6, 2007; July 10, 2007; July 12, 2007; July 12, 2007, July 25, 2007, July 26, 2007, July 26, 2007, August 10, 2007, August 20, 2007, August 21, 2007, August 23, 2007, August 27, 2007, August 28, 2007, August 29, 2007 and August 30, 2007.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following address:

IA Global, Inc.

101 California Street,

Suite 2450

San Francisco, CA 94111

(415) 946-8828

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (“SEC”) registration fee and the American Stock Exchange additional listing fee.

Securities and Exchange Commission registration fee	$500.00
American Stock Exchange additional listing fee	10,000.00
Accounting fees and expenses	1,000.00
Legal fees and expenses	5,000.00
Registrar and transfer agent’s fees and expenses	500.00
Printing and engraving expenses	500.00
Miscellaneous	500.00
Total expenses	$18,000.00

Item 15. Indemnification of Directors and Officers

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Item 16. Exhibits

3.1	Amended and Restated Certificate of Incorporation of IA Global, Inc. dated July 10, 2007 (12)
3.2	Amended and Restated Bylaws of IA Global, Inc. dated June 29, 2007 (12)
3.3	Certificate of Designation of Preferences and Rights of the Registrant’s Series A Convertible Preferred Stock (2)
3.4	Certificate of Designation of Preferences and Rights of the Registrant’s Series B Convertible Preferred Stock (3)
3.5	Certificate of Designations, Rights and Preferences of the Series A-1 Preferred Stock of IA Global, Inc. dated October 18, 2006 (4)
3.6	Certificate Eliminating Reference to a Series B Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated October 18, 2006. (4)

3.7	Certificate Eliminating Reference to a Series A-1 Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated March 29, 2007 (5)
4.1	Specimen of Stock Certificate (6)
5.1	Opinion of Arnold and Porter LLP (1)
10.1	Share Sale Agreement dated October 12, 2006 between PBAA Fund Limited and DJ Capital Holdings Limited (7)
10.2	Share Sale Agreement dated April 5, 2007, between Inter Asset Japan Co Ltd and DJ Capital Holdings Limited (8)
10.3	Share Sale Agreement dated April 5, 2007, between DJ Capital Holdings Limited and Hitomi Fukuda (1)
10.4	Subscription Agreement dated June 7, 2007, between IA Global, Inc. and Hitomi Fund Co Ltd (1)
10.5	Subscription Agreement dated June 27, 2007, between IA Global, Inc. and Toshiyuki Saegusa (1)
10.6	Stock Purchase Agreement between Inter Asset Japan Co Ltd and Inter Asset Japan Japan LBO No 1 dated January 31, 2006 (9)
10.7	Subscription Agreement dated November 6, 2003, between IA Global, Inc. and Inter Asset Japan Co Ltd (10)
10.8	Subscription Agreement dated November 9, 2004 between IA Global, Inc. and Inter Asset Japan Co Ltd (11)
23.1	Consent of Sherb and Co., LLP Independent Registered Public Accounting Firm (1)

(1) Filed herewith.

(2) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated November 8, 2001, and incorporated herein by reference.

(3) Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, dated May 15, 2006 and filed on May 15, 2006, and incorporated herein by reference.

(4) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated October 19, 2006 and filed on October 24, 2006, and incorporated herein by reference.

(5) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated March 29, 2007 and filed on March 30, 2007, and incorporated herein by reference.

(6) Filed as an exhibit to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-71733), and incorporated herein by reference.

(7) Filed as an exhibit to Registrant’s Schedule 13D, Amendment 16, dated October 12, 2006 and filed on October 24, 2006, and incorporated herein by reference.

(8) Filed as an exhibit to Registrant’s Schedule 13D, Amendment 18, dated April 5, 2007 and filed on April 11, 2007, and incorporated herein by reference.

(9) Filed as an exhibit to Registrant’s Schedule 13D, Amendment 14, dated January 30, 2006 and filed on February 2, 2006, and incorporated herein by reference.

(10) Filed as an exhibit to Registrant’s Amended Quarterly Report on Form 10-Q/A for the period ending September 30, 2003, and filed February 3, 2004 and incorporated herein by reference.

(11) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated and filed November 12, 2004, and incorporated herein by reference.

(12) Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2007, and filed August 20, 2007 and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relaying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Francisco, California, on this 31st day of August 2007.

IA GLOBAL, INC.

By:	/s/ Derek Schneideman
Derek Schneideman
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Derek Schneideman, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 31st day of August 2007 by the persons and in the capacities indicated below.

Signature	Title

/s/ Derek Schneideman Derek Schneideman	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Mark Scott Mark Scott	Director, Chief Operating and Financial Officer (Principal Financial and Accounting Officer)

/s/ Hideki Anan Hideki Anan	Director

/s/ Clifford J. Bernstein Clifford J. Bernstein	Director

/s/ Masazumi Ishii Masazumi Ishii	Director

/s/ Eric La Cara Eric La Cara	Director

/s/ Mae Towada Mae Towada	Director